Exhibit 99.1

Cary, NC
Contact:  Shawn Poe, CFO   919-677-4019

Ply Gem Reports First Quarter 2010 Results

May 17, 2010, Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”), a leading manufacturer of residential exterior building products in North America, today announced financial results for the first quarter ended April 3, 2010.  Our first quarter highlights included:

•	Net sales were $204.2 million, an increase of $21.5 million, or 11.7%, compared to the prior year first quarter of $182.8 million.
•	Gross margin percentage increased to 18.1% compared to the prior year first quarter of 7.1%.
•	Net income was $54.1 million, including a $98.2 million gain on extinguishment of debt, compared to a net loss of $55.5 million for the prior year first quarter.
•	Adjusted EBITDA was $12.1 million compared to Adjusted EBITDA of $(13.2) million for the first quarter of 2009.

Gary E. Robinette, President and CEO, said “I am pleased with Ply Gem’s first quarter 2010 sales and Adjusted EBITDA results as they demonstrate significant improvement over the same period in 2009 and reflect our continued trend of positive year over year earnings performance which began in the second and third quarter of last year.  While there are some signs of improvement in the U.S. housing market, Ply Gem will continue its focus on maintaining a lean overall cost structure while maximizing cash flow and striving to outperform the marketplace in all business units, which will ensure that Ply Gem emerges stronger as the housing market recovers.”

Mr. Robinette continued, “In addition to Ply Gem’s strong operating performance, I am pleased to report that during the first quarter of 2010, Ply Gem successfully completed a major de-levering transaction which reduced our long-term debt by approximately $210.0 million.  As I have previously commented, this de-levering transaction is significant, reducing our annual cash interest expense by approximately $13.0 million, providing Ply Gem with additional operating liquidity and demonstrating our financial sponsor’s continued confidence and support of our business and management team.”

Ply Gem, headquartered in Cary, N.C., is committed to helping North America’s homebuilders, remodelers, architects, distributors, dealers and retailers do more than build homes. Ply Gem wants to help them build their business. The Company offers an unmatched solution to exterior building product needs with a portfolio that includes leading window, door, siding and accessories, stone veneer, fence and rail brands so there is something for every project. Ply Gem siding brands include Mastic® Home Exteriors, Variform®, NAPCO®, Ply Gem® Stone, Kroy®, Cellwood®, Georgia Pacific, DuraBuilt®, Richwood®, Leaf Relief® and Monticello® Columns. Ply Gem windows manufactures and markets vinyl, vinyl-clad, wood-clad, aluminum-clad, and aluminum window and patio door brands including Ply Gem® Windows, Ply Gem® Canada Windows and Doors and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Ply Gem employs more than 4,200 people across North America. Visit www.plygem.com for more information.

Ply Gem management will host a conference call on May 17, 2010 at 10:00 a.m. EST to report first quarter results.  To participate please call 866-804-6928 and use call confirmation number 46734179.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise.  This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

This document and oral statements made from time to time by our representatives may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors impacting such forward-looking statements include, but are not limited to, our high degree of leverage and significant debt service obligations, restrictions under the indentures governing our senior secured notes and senior subordinated notes and restrictions under our senior secured asset-based revolving credit facility, the competitive nature of our industry, changes in the availability and cost of raw materials, changes in interest rates, changes in home repair and remodeling market conditions, changes in new home construction market conditions, changes in general economic conditions, changes in our relationships with our significant customers and other factors set forth under Risk Factors in our Annual Report on Form 10-K.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information, please refer to the reports and filings of the Company with the Securities and Exchange Commission.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended
(Amounts in thousands)	April 3, 2010	April 4, 2009

Net sales	$204,205	$182,751
Costs and expenses:
Cost of products sold	167,308	169,691
Selling, general and administrative expenses	33,806	40,962
Amortization of intangible assets	6,794	4,906
Total costs and expenses	207,908	215,559
Operating loss	(3,703)	(32,808)
Foreign currency gain (loss)	104	(88)
Interest expense	(34,007)	(33,756)
Interest income	53	65
Gain on extinguishment of debt	98,187	-
Income (loss) before provision (benefit) for income taxes	60,634	(66,587)
Provision (benefit) for income taxes	6,532	(11,049)
Net income (loss)	$54,102	$(55,538)

The accompanying notes are an integral part of this unaudited condensed consolidated statement of operations.

1.           The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 4 has been derived from the December 31, 2009 audited consolidated financial statements of Ply Gem Holdings, Inc. and the unaudited condensed consolidated financial statements of Ply Gem Holdings, Inc. as of April 3, 2010, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the last Saturday of the last week in the quarter.  Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.            We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), impairment charges, customer inventory buybacks, restructuring and integration costs, and gain on extinguishment of debt. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.   The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company's ability to service its debt and/or incur debt and meet the Company's capital expenditure requirements; (ii) internally measure the Company's operating performance; and (iii) determine the Company's incentive compensation programs.  In addition, the Company's ABL Facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.  Although we use adjusted EBITDA as a financial measure to assess the performance of our business, the use of adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business.   Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a measure of performance in accordance with GAAP. You are cautioned not to place undue reliance on adjusted EBITDA.

	Ply Gem Holdings, Inc.
	(Amounts in thousands)
	For the three months ended
	April 3, 2010	April 4, 2009
Net income (loss)	$54,102	$(55,538)
Interest expense, net	33,954	33,691
Provision (benefit) for income taxes	6,532	(11,049)
Depreciation and amortization	15,454	13,896
Non cash gain on extinguishment of debt	(98,187)	-
Non cash loss (gain) on currency transaction	(104)	88
Customer inventory buyback	252	1,685
Restructuring/integration expense	106	3,994
Adjusted EBITDA	$12,109	$(13,233)

3.	Long-term debt amounts in the selected balance sheets at April 3, 2010 and December 31, 2009 consisted of the following:

	April 3, 2010	December 31, 2009
	(Amounts in thousands)

Senior secured asset based revolving credit facility	$65,000	$25,000
9% Senior subordinated notes due 2012, including
unamortized premium of $0 and $105	-	360,105
11.75% Senior secured notes due 2013, net of
unamortized discount of $9,132 and $9,708	715,868	715,292
13.125% Senior subordinated notes due 2014, net of
unamortized discount of $4,090	145,910	-
Less:	$926,778	$1,100,397
9% Senior subordinated notes due to related parties,
including unamortized premium of $82	-	281,376
	$926,778	$819,021

4.	The following is a summary of selected balance sheet amounts at April 3, 2010 and December 31, 2009:

	April 3, 2010	December 31, 2009
	(Amounts in thousands)

Cash and cash equivalents	$31,659	$17,063
Accounts receivable, less allowances	114,960	94,428
Inventories	109,445	98,080
Prepaid expenses and other current assets	21,913	19,448
Property and equipment, net	136,250	141,702
Intangible assets, net	167,270	174,064
Goodwill	393,281	392,838
Accounts payable	68,099	52,833
Long-term debt due to related parties	-	281,376
Long-term debt	926,778	819,021
Stockholder's deficit	(143,831)	(313,482)